Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES EXPANSION OF REVOLVING

CREDIT FACILITY

ANNAPOLIS, MD, January 24, 2011 – Chesapeake Lodging Trust (NYSE:CHSP) announced today that it has amended its credit agreement providing for a two-year secured revolving credit facility with a syndicate of banks led by Wells Fargo Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Trust Company Americas, as documentation agent. The amended credit agreement increases the maximum amounts the Company may borrow from $115.0 million to $150.0 million, and also provides for the possibility of further future increases, up to a maximum of $200.0 million, in accordance with the terms of the amended credit agreement. The amount that the Company can borrow under the revolving credit facility is based on the value of the Company’s hotel properties included in the borrowing base, as defined in the credit agreement. Borrowings under the revolving credit facility bear interest equal to LIBOR, plus 3.75%, subject to a LIBOR floor of 2.00%. The credit agreement contains standard financial covenants, including certain leverage ratios, coverage ratios, and a minimum tangible net worth requirement. Subject to certain conditions, the facility allows for a one-year extension.

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns five hotel properties with an aggregate of 1,629 rooms in two states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.